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| FORM 3 |          U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                  WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

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1.  Name and Address of Reporting Person*

        Bishop                      Lynn                           K.
    ----------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

        15636 Vision Drive
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                                   (Street)

        Pflugerville                Texas                             78660
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        (City)                      (State)                           (Zip)


2.  Date of Event Requiring Statement (Month/Day/Year)             07/13/00
                                                                  --------------

3.  IRS Identification Number of Reporting Person if an Entity
    (Voluntary)
                --------------

4.  Issuer Name and Ticker or Trading Symbol  CCM Manufacturing Technologies,
                                              ----------------------------------
    Inc. (formerly known as Mayford Acquisition Corporation)
    ----------------------------------------------------------------------------

5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

     X  Director     X  Officer              X  10% Owner        Other
    ---             --- (give title below)  ---              --- (specify below)

     Executive Vice President and Chief Marketing Officer
    ----------------------------------------------------------------------------

6.  If Amendment, Date of Original (Month/Day/Year)
                                                    ----------------------------
7.  Individual or Joint Group Filing (Check Applicable Line)

      X  Form Filed by One Reporting Person
     ---
         Form filed by More than One Reporting Person
     ---

             TABLE I--NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title           2. Amount of         3. Ownership Form:  4. Nature of
   of                 Securities Bene-     Direct (D) or       Indirect Bene-
   Security           ficially Owned       Indirect (I)        ficial Ownership
   (Instr. 4)         (Instr. 4)           (Instr. 5)          (Instr. 5)
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Class A Common
 Stock, par value
 $.0001 per share     2,625,000                 D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
5(b)(v).

                                                                          (Over)
                                                                  SEC 1473(7-97)

              TABLE II--DERIVATIVE SECURITIES BENEFICIALLY OWNED
        (e.g., puts, calls, warrants, options, convertible securities)

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 1. Title of Derivative        2. Date Exer-    3. Title and Amount of Securities   4. Conversion   5. Ownership   6. Nature of In-
    Security (Instr. 4)           cisable and      Underlying Derivative Security      or              Form of        direct Bene-
                                  Expiration       (Instr. 4)                          Exercise        Derivative     ficial
                                  Date                                                 Price           Security:      Ownership
                                  (Month/Day/                                          of              Direct (D)     (Instr. 5)
                                  Year)                                                Derivative      or In-
                              ----------------------------------------------------     Security        direct (I)
                               Date      Expira-                        Amount or                      (Instr. 5)
                               Exer-     tion            Title          Number of
                               cisable   Date                           Shares
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Options to purchase Class B
 Common Stock (right to buy)     (1)     6/30/09  Class B Common        750,000         $1.50             D
                                                  Stock\(2)\
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Explanation of Responses:

(1) The shares subject to the option vest in equal installments on each of July 1, 2000, July 1, 2001 and July 1, 2002, respectively.
(2) The Class B Common Stock shall automatically be converted into Class A Common Stock on a share for share basis upon the occurrence of the closing of a sale of Class A Common Stock by the Corporation pursuant to an effective registration under the Securities Act of 1933, as amended, or its successor statute.

                              /s/ Lynn K. Bishop                   7/26/00
                              -------------------------------  -----------------
                              **Signature of Reporting Person        Date


    ** Intentional misstatements or omissions of facts constitute Federal
       Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                          Page 2
                                                                  SEC 1473(7-97)

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